Exhibit 99.2

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Tellurian Inc. and Subsidiaries

Houston, Texas

We have audited the accompanying consolidated balance sheet of Tellurian Investments Inc. and its subsidiaries (the “Company”) as of December 31, 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tellurian Investments Inc. and its subsidiaries as of December 31, 2016 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 15, 2017

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per-share amounts)

December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$21,398
Accounts receivable	48
Accounts receivable due from related parties	1,333
Prepaid expenses and other current assets	1,964

Total current assets	24,743

Property, plant and equipment, net	10,993
Goodwill	1,190
Note receivable due from related party	251
Other non-current assets	1,901

Total assets	$39,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$24,403
Accounts payable due to related parties	323

Total current liabilities	24,726

Embedded derivative	8,753

Commitments and contingencies (Note 8)

Stockholders’ equity:
Series A convertible preferred stock, par value $0.001 per share; 5,468 shares authorized and outstanding	5
Common stock, par value $0.001 per share; 200,000 shares authorized; 109,609 shares issued and outstanding as of December 31, 2016	101
Additional paid-in capital	102,148
Accumulated deficit	(96,655)

Total stockholders’ equity	5,599

Total liabilities and stockholders’ equity	$39,078

The Notes to the Consolidated Financial Statements are an integral part of these statements.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per-share amounts)

Year Ended December 31, 2016
Revenue	$—

Costs and expenses:
Development expenses	47,215
General and administrative	46,515

Total development costs and expenses	93,730

Loss from operations	(93,730)

Loss on preferred stock exchange feature	(3,308)
Other income, net	217

Loss before income tax benefit	(96,821)
Provision for income tax benefit	166

Net loss attributable to common stockholders	$(96,655)

Net loss per common share:
Basic and diluted	$(1.31)

Weighted average shares outstanding:
Basic and diluted	73,689

The Notes to the Consolidated Financial Statements are an integral part of these statements.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Shares		Par Value		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock	Series A Preferred Stock	Common Stock	Series A Preferred Stock
Balance, January 1, 2016	—	—	$—	$—	$—	$—	$—

Common stock issued for acquisition	500	—	1	—	999	—	1,000
Issuance of common stock	98,356	—	98	—	57,276	—	57,374
Issuance of Series A convertible preferred stock	—	5,468	—	5	19,380	—	19,385
Restricted stock awards	8,848	—	—	—	265	—	265
Share-based compensation	1,905	—	2	—	24,228	—	24,230
Net loss	—	—	—	—	—	(96,655)	(96,655)

Balance, December 31, 2016	109,609	5,468	$101	$5	$102,148	$(96,655)	$5,599

The Notes to the Consolidated Financial Statements are an integral part of these statements.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

Year Ended December 31, 2016
Cash flows from operating activities:
Net loss	$(96,655)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	69
Loss on disposal of assets	185
Loss on Series A convertible preferred stock exchange feature	3,308
Deferred income tax benefit	(170)
Share-based compensation	24,495
Changes in operating assets and liabilities:
Accounts receivable	(39)
Accounts receivable due from related parties	(124)
Prepaid expenses and other current assets	(1,936)
Accounts payable and accrued liabilities	22,393
Accounts payable due to related parties	(53)
Other, net	(1,903)

Net cash used in operating activities	(50,430)

Cash flows from investing activities:
Purchases of property - land	(9,491)
Purchase of property, plant and equipment	(1,225)
Cash received in acquisition	210

Net cash used in investing activities	(10,506)

Cash flows from financing activities:
Proceeds from the issuance of common stock	59,015
Proceeds from the issuance of preferred stock	25,000
Equity offering costs	(1,681)

Net cash provided by financing activities	82,334

Net Increase in cash and cash equivalents	21,398
Cash and cash equivalents, beginning of the year	—

Cash and cash equivalents, end of the year	$21,398

Supplemental Disclosures:
Net cash paid for income taxes	$4
Property, plant and equipment non-cash accruals	46
Equity offering cost accrual	128

The Notes to the Consolidated Financial Statements are an integral part of these statements.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION, DESCRIPTION OF BUSINESS, AND SIGNIFICANT EVENTS

Tellurian Investments Inc., a Delaware corporation based in Houston, Texas (“Tellurian Investments”), plans to develop, own and operate facilities that will produce liquefied natural gas (“LNG”), along with related storage facilities and loading terminals, and pursue complementary business lines in the energy industry.

The terms “we,” “our,” “us,” and “the Company” as used in these notes refer collectively to Tellurian Investments and its subsidiaries unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within Tellurian Investments.

The Company owns a 100% membership interest in Tellurian LNG LLC, a Delaware limited liability company (“Tellurian LNG”), a 100% membership interest in Tellurian Services LLC, a Delaware limited liability company (“Tellurian Services”), and a 100% ownership interest in Tellurian LNG UK Ltd. Tellurian LNG owns a 100% membership interest in each of Driftwood LNG LLC, a Delaware limited liability company (“Driftwood LNG”) and Driftwood Pipeline LLC, a Delaware limited liability company (“Driftwood Pipeline”).

Tellurian Investments is developing, through Tellurian LNG and Tellurian LNG’s wholly owned subsidiaries, an LNG facility with liquefaction capacity of approximately 26 million tonnes per annum on a single site in Calcasieu Parish, Louisiana (the “Driftwood LNG Project”). On June 6, 2016, Driftwood LNG and Driftwood Pipeline commenced the pre-filing process required by the Federal Energy Regulatory Commission’s National Environmental Policy Act for the Driftwood LNG Project. Also, on September 27, 2016, Driftwood LNG filed an application with the U.S. Department of Energy seeking approval under the Natural Gas Act to export up to 26 million tonnes per year of LNG.

On December 29, 2015, Tellurian Investments was formed as PLX Holdings LLC (“PLX”), originally organized under Delaware law as a limited liability company, and converted from a limited liability company to a privately-held Delaware corporation on February 23, 2016. The conversion of PLX into Tellurian Investments had no effect on the Consolidated Financial Statements as the financial activity prior to the conversion consisted primarily of immaterial formation costs.

On August 2, 2016, Tellurian Investments, Magellan Petroleum Corporation, a Delaware corporation (“Magellan”), and River Merger Sub, Inc., a Delaware corporation, and a direct wholly owned subsidiary of Magellan (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of Tellurian Investments was to be exchanged for 1.300 shares of common stock, par value $0.01 per share, of Magellan, and Merger Sub was to merge with and into Tellurian Investments (the “Merger”), with Tellurian Investments continuing as the surviving corporation and a direct subsidiary of Magellan. The Merger was completed on February 10, 2017, and, concurrent with the Merger, Magellan Petroleum Corporation was renamed Tellurian Inc. Immediately following the Merger, the pre-Merger shareholders of Tellurian Investments held or had the right to receive approximately 96.3% of the outstanding Tellurian Inc. common stock. The Merger will be accounted for as a “reverse acquisition,” with Tellurian Investments presented as the acquirer for accounting purposes. For additional information related to the closing of the Merger, see “Note 15, Subsequent Events.”

NOTE 2 — LIQUIDITY CONSIDERATIONS

In periods prior to December 31, 2016, Tellurian Investments’ management concluded there was substantial doubt about the ability of the Company to continue as a going concern and sustain development activities for a period of twelve months from its prior assessment. This was due primarily to our cash flow being entirely dependent upon funds received from outside investors. Due to the following matters, Tellurian Investments’ management has concluded that there is no longer substantial doubt about our ability to continue as a going concern for a period of twelve months following the completion of the Consolidated Financial Statements.

On December 19, 2016, Tellurian Investments entered into a common stock purchase agreement with TOTAL Delaware, Inc., a Delaware corporation, and subsidiary of TOTAL S.A. (“TOTAL”), pursuant to which TOTAL agreed to purchase 35.4 million shares of Tellurian Investments common stock for an aggregate purchase price of $207 million. The transaction closed on January 3, 2017. See also “Note 15, Subsequent Events.”

In addition, concurrent with the Merger, Tellurian Inc. filed an automatically-effective “shelf” registration statement with the U.S. Securities and Exchange Commission enabling it to access capital markets and offer and sell from time to time common stock, preferred stock, and warrants to purchase common stock or preferred stock in one or more transactions to fund the needs of Tellurian Inc. and its subsidiaries.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Consolidated Financial Statements include the accounts of Tellurian Investments and its majority owned subsidiaries and entities in which it holds a controlling interest. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the accompanying notes. Management regularly evaluates its estimates and related assumptions, including those related to the value of property, plant and equipment, goodwill, the collectability of financial assets, income taxes including valuation allowances for net deferred tax assets, embedded features in our preferred stock, and share-based compensation. Changes in facts and circumstances or additional information may result in revised estimates and are accounted for prospectively, and actual results may differ from these estimates.

Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions, measurements of fair value are classified according to the following fair value hierarchy, which prioritizes the inputs to the valuation techniques used to measure fair value and distinguishes between observable and unobservable inputs:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the Company at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1, Level 2 inputs are directly or indirectly observable for similar assets or liabilities for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

In determining fair value, we maximize the use of observable inputs and minimize our use of unobservable inputs in arriving at fair value estimates. The Company’s assessment of a particular input to the fair value measurement in its entirety requires judgment and the consideration of factors specific to the asset or liability. In addition to market information, we incorporate transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value.

The Company’s policy is to recognize transfers in or out of a fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed above for the year ended December 31, 2016 and there have been no transfers in or out of Level 1, Level 2, or Level 3.

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable reported on the Consolidated Balance Sheet approximates fair value. Nonrecurring fair-value measurements are those that require measurement at the transaction date without the need, at inception, to remeasure over subsequent periods. Nonrecurring fair-value measurements have been performed for share-based compensation as disclosed in “Note 10, Share-Based Compensation.” Non-financial assets initially measured at fair value on a nonrecurring basis include certain assets acquired in a business combination and goodwill (see “Note 4, Acquisition”). Recurring fair-value measurements have been performed for an embedded exchange feature in the Tellurian Investments Series A convertible preferred stock (“Tellurian Investments Preferred Shares”) that required recognition for accounting purposes (see “Note 13, Stockholders’ Equity”).

Segments

Due primarily to the fact that we are a development company with no operations, during the year ended December 31, 2016, management allocated resources and assessed financial performance on a consolidated basis. As such, for the purposes of financial reporting under U.S. GAAP during 2016, the Company has operated as a single operating segment whose activities are to develop LNG facilities, along with related storage facilities and loading terminals.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Cash and Cash Equivalents

Tellurian Investments considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable from third parties are primarily related to amounts due under a sublease arrangement for corporate office space. Tellurian Investments routinely reviews outstanding balances, assesses the financial strength of the parties, and records a reserve for amounts not expected to be fully recovered. We have not provided an allowance for doubtful accounts based on management’s expectations that all receivables will be fully collected. The need for an allowance is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors.

Transactions with Related Parties

Tellurian Investments has accounts due from related parties related to agreements with employees to reimburse the Company for certain contingent liabilities recognized by the Company and a note receivable for an advance made to an executive officer (see “Note 8, Commitments and Contingencies”). Related party payables are the result of balances due to related parties assumed in connection with the acquisition of Parallax Services LLC (“Parallax Services”) which remain unpaid. Tellurian Investments considers the accounts receivable from related parties to be collectible. See also “Note 6, Transactions with Related Parties” for further information.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash and cash equivalents and accounts and a note receivables due from related parties. Tellurian Investments maintains cash balances at financial institutions, which may at times be in excess of federally insured levels. Tellurian Investments has not incurred losses related to these balances to date.

Accounting for LNG Development Activities

Generally, we will begin capitalizing the costs of our LNG terminals and related pipelines once the individual project meets the following criteria: (1) regulatory approval has been received, (2) financing for the project is available and (3) management has committed to commence construction. Prior to meeting these criteria and until the affirmative final investment decision (“FID”) by Tellurian Inc.’s Board of Directors to move forward with the project, most of the costs associated with a project are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals, and other preliminary investigation and development activities related to our LNG terminals and related pipelines.

Tellurian Investments will begin capitalizing the costs of its LNG terminals and related pipelines once the Driftwood LNG Project’s FID criteria have been met. Prior to meeting these criteria, most of the costs associated with this project have been expensed as incurred and are classified in the Consolidated Statement of Operations as development expenses.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land costs that are capitalized as property, plant and equipment and lease and purchase option payments that have been capitalized in other non-current assets. Costs of the lease and purchase options will be amortized over the life of the lease once obtained, or capitalized into the land if purchased. If no lease or land is obtained, option costs will be expensed.

Should our projects be funded with debt, we will capitalize interest and other related debt costs during the construction period of our LNG terminals and related pipelines. Upon commencement of operations, capitalized interest, as a component of the total cost, will be amortized over the estimated useful life of the asset.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are expensed as incurred. Tellurian Investments depreciates property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in operating expenses.

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows to be generated from the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

At December 31, 2016, property, plant and equipment consisted primarily of land, buildings, leasehold improvements, office furniture and equipment (see “Note 7, Property, Plant and Equipment”).

Income Taxes

Tellurian Investments accounts for income taxes under the asset and liability approach for financial accounting and reporting of income taxes. Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is recorded to reduce the carrying value of our deferred tax assets when it is more likely than not that all or a portion of our deferred tax assets will expire before the realization of the benefit or future deductibility is not probable. A valuation allowance equal to our federal and state net deferred tax assets has been established due to the uncertainty of realizing such tax benefits.

Tellurian Investments recognizes the financial statement benefit of an uncertain tax position only after determining that the relevant tax authority would more likely than not sustain the position upon examination.

For further details of matters affecting amounts related to income taxes, see “Note 12, Income Taxes.”

Goodwill

Goodwill represents the excess of purchase price over fair value of the assets of the business acquired. At December 31, 2016, Tellurian Investments had $1.2 million of goodwill associated with the acquisition of Parallax Services (see “Note 4, Acquisition”).

Tellurian Investments determines its reporting units by identifying each unit that engaged in business activities from which it may earn revenues and incur expenses, had operating results regularly reviewed by the chief operating decision maker for purposes of resource allocation and performance assessment, and had discrete financial information.

Goodwill is assessed at least annually for impairment and whenever events or circumstances indicate that impairment of the carrying value of goodwill is likely. During the fourth quarter of 2016, we performed a qualitative assessment of goodwill as of October 1 to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we fail a qualitative test, then we must first compare our estimate of the fair value of a reporting unit with its carrying value, including goodwill (“Step 1”). If the carrying value of the reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to measure the amount of goodwill impairment loss to be recorded, as necessary (“Step 2”). Step 2 compares the implied fair value of the reporting unit’s goodwill to the carrying value, if any, of that goodwill. We determine the implied fair value of the goodwill in the same manner as determining the amount of goodwill to be recognized in a business combination.

We completed our annual goodwill assessment noted above and the tests indicated no impairment. As discussed above regarding Tellurian Investments’ use of estimates, the Company’s judgments and assumptions are inherent in its estimate of future cash flows used to determine the estimate of the reporting unit’s fair value. The use of alternate judgments or assumptions could result in the recognition of impairment charges in the financial statements. A lower fair value estimate in the future could result in an impairment of goodwill. Factors that could indicate and cause a lower fair value estimate include significant negative industry or economic trends, cost increases, disruptions to our business, the regulatory or political environment or other unanticipated events.

Share-based Compensation

Tellurian Investments has awarded share-based compensation in the form of stock and restricted stock that are more fully described in “Note 10, Share-Based Compensation.” For equity-classified share-based compensation awards, Tellurian Investments measures share-based compensation based on the grant-date fair value of Tellurian Investments’ common stock and not subsequently remeasured. We had no liability-classified awards as of and for the period ended December 31, 2016.

For awards containing only service conditions or performance conditions deemed probable of occurring, the fair value is recognized as expense over the requisite service period using the straight-line method. Tellurian Investments recognizes compensation cost for awards with performance conditions if and when the Company concludes that it is probable that the performance condition will be achieved, net of an estimate of pre-vesting forfeitures over the requisite service period. For awards where the performance or market condition is not considered probable, compensation cost is deferred until the performance or market condition becomes probable. We reassess the probability of vesting at each reporting period for awards with performance conditions and adjust compensation cost based on our probability assessment.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Loss Contingencies

A loss contingency is recorded if a loss is probable and can be reasonably estimated. We record probable loss contingencies based on the best estimate of the loss. If a range of loss can be reasonably estimated, but no single amount within the range appears to be a better estimate than any other amount within the range, the minimum amount in the range is accrued. These estimates are initially developed earlier than when the ultimate loss is known, and the estimates are adjusted if additional information becomes known.

Net Loss Per Share

Basic net loss per share (“EPS”) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted EPS reflects potential dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period increased by the number of additional common shares that would have been outstanding if the potential common shares had been issued and were dilutive. Basic and diluted EPS for the year ended December 31, 2016 are the same since the potential effect of our unvested restricted stock and the Tellurian Investments Preferred Shares (see “Note 13, Stockholders’ Equity”) is anti-dilutive to our net loss per share. See also “Note 14, Earnings per Common Share.”

Recently Adopted Guidance

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The update provides guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The update is effective for financial statements issued for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The standard did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805), which simplifies the accounting for adjustments made to provisional amounts recognized at the acquisition date in a business combination by eliminating the requirement to retrospectively account for such adjustments for which the accounting is incomplete by the end of the reporting period in which the combination occurs. The update is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The adoption did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this ASU eliminate the current requirement for entities to present deferred taxes as a net current asset or liability and net noncurrent asset or liability. Under the new guidance, all deferred tax assets and liabilities, along with the related valuation allowances, should be classified as noncurrent on the balance sheet. The amendments in this update may be applied either prospectively or retrospectively and are effective for annual and interim periods beginning after December 15, 2016. Early adoption was permitted and did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718). This ASU simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this ASU are effective for public entities for annual and interim periods beginning after December 15, 2016. Various transition methods are prescribed depending on the aspect of accounting impacted by the amended guidance. Early adoption was permitted. The retroactive adoption to January 1, 2016 of this amendment did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

In August 2016, the FASB issued ASU 2016-15 Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The update is effective for financial statements issued for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. The amendments in this update will be applied using a retrospective transition method to each period presented. Early adoption was permitted and did not have a material impact on Tellurian Investments’ Consolidated Financial Statements.

Accounting Guidance Issued but Not Adopted as of December 31, 2016

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides guidance concerning the recognition and measurement of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing, and uncertainty of the use of revenues. The update, after a deferral by one year in August 2015 by the FASB, subsequently issued as ASU 2015-14 Revenue from Contracts with Customers (Topic 606), is effective for Tellurian Investments for the annual period beginning after December 15, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. The implementation of this new standard will not affect the amounts shown in our consolidated financial statements and related disclosures as the Company currently has no revenues.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

In February 2016, the FASB issued ASU 2016-02, Leases. The update requires lessees to recognize lease assets and lease liabilities on the statement of financial position. The update is effective for financial statements issued for annual periods beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Tellurian Investments is evaluating the potential impact this new standard will have on its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses by providing a screen to determine when an integrated set of assets or activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, then the amendments (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments also provide a framework to assist entities in evaluating whether both an input and a substantive process are present. These amendments are effective for annual periods beginning after December 15, 2017, including interim periods within those periods, with early application permitted for transactions that have not been previously reported. These amendments will be evaluated in conjunction with future acquisitions or disposals.

In January 2017, FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 from the goodwill impairment test. Step 2 required entities to compute the implied fair value of goodwill if it was determined that the carrying amount of a reporting unit exceeded its fair value. Under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The goodwill impairment recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. These amendments are effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We expect to apply these amendments for our annual goodwill impairment test as of October 1, 2017, or earlier if events or changes in circumstances indicate that an interim goodwill impairment test is necessary.

NOTE 4 — ACQUISITION

On April 9, 2016, Tellurian Investments acquired Parallax Services LLC (“Parallax Services”), which was renamed Tellurian Services, with equity consideration valued at $1 million. Parallax Services primarily engaged in providing general and administrative support services to a related group of companies, Parallax Enterprises LLC (“Parallax Enterprises”) and Parallax Energy LLC (“Parallax Energy”). The transaction has been accounted for using the acquisition method in accordance with ASC 805, Business Combinations. The purchase price was allocated to the assets acquired and liabilities assumed as follows (in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Consideration:
Elimination of related party payable due to Tellurian Investments	$234
Equity purchase price	1,000

Total consideration	1,234

Fair values of liabilities assumed:
Related party accounts payable	376
Accounts payable	519

Amount attributable to liabilities assumed	895

Fair values of assets acquired:
Cash	210
Accounts receivable	9
Related party accounts receivable	128
Prepaid expenses	28
Related party note receivable	251
Property, plant and equipment	483

Amounts attributable to assets acquired	1,109

Deferred tax liability as a result of acquisition	170

Goodwill	$1,190

Equity consideration related to the acquisition was valued at $2.00 per share, and considered a Level 2 input. A total of 500,000 shares of common stock were exchanged for the entire members’ equity of Parallax Services. Additionally, a related party payable due to Tellurian Investments by a Parallax Services member was eliminated. The allocation of purchase consideration utilized the cost approach to determine the replacement cost of property, plant and equipment using published third-party data, and was considered a Level 2 input. The book value of the remaining assets was determined to approximate fair value.

The following unaudited pro forma amounts represent the Company’s results of operations with appropriate adjustments which are expected to have a continuing impact, resulting from the application of the acquisition method of accounting. The pro forma information is provided for informational purposes only and is not necessarily indicative of what Tellurian Investments’ results of operation would have been if the acquisition occurred on January 1, 2016 (in thousands except per-share amounts):

	For the year ended December 31, 2016
	Unaudited
	As Reported	Pro Forma Adjustment		Pro Forma
Revenues	$—	$—		$—
Net loss attributable to common stockholders	(96,655)	(655	)(a)	(97,310)
Net loss per basic share	$(1.31)			$(1.31)
Basic and diluted weighted average common shares outstanding	73,689			74,189

(a)	Adjustment for the historical net loss of Parallax Services of $638 thousand prior to the acquisition less the services fees that were charged to subsidiaries of Tellurian Investments of $17 thousand.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 5 — PREPAID AND OTHER CURRENT AND NON-CURRENT ASSETS

The components of prepaid expenses and other current assets consist of the following (in thousands):

December 31, 2016
Deposits related to marketing activities	$968
Prepaid rent	315
Subscriptions	165
Stock issuance costs	128
Value-added taxes receivables	111
Other	277

Total prepaid expenses and current assets	$1,964

The components of other non-current assets consist of the following (in thousands):

December 31, 2016
Lease and purchase options	$1,345
Deposits related to marketing activities	551
Other	5

Total other non-current assets	$1,901

Deposits Related to Marketing Activities

Tellurian Investments has made advances to trade conferences and similar events for the purposes of networking, marketing, and public relations in the ordinary course of its development activities. These deferred costs relate primarily to conference fees, travel accommodations, and similar event-specific arrangements, which are required to be paid in advance. General marketing and advertising costs not associated with specific events currently are generally expensed and costs that are event-specific are deferred and expensed when the event occurs.

Land Lease and Purchase Options

On April 13, 2016, Tellurian Investments, through its wholly owned subsidiary Driftwood LNG, entered into a ground lease for a port facility adjacent to a tract of land that was acquired in March 2016. The lease provides for a four-year term, subject to a 20-year extension and six 5-year renewals and is accounted for as an operating lease, with rental payments accounted for using the straight-line method. Where payments exceed or are less than the amount of rent expense recognized, prepaid rent or deferred rent payable, respectively, is recognized on the Consolidated Balance Sheet.

During 2016, Tellurian Investments, through its wholly owned subsidiary Driftwood LNG, entered into lease and purchase option agreements (the “Options”) for certain tracts of land and associated river frontage. The Options are for land and provide for four or five-year terms. Upon exercise of the Options, leases are subject to maximum terms of 60 years (inclusive of various renewals) at the option of Tellurian Investments. Lease and purchase option payments have been capitalized in other non-current assets. Costs of the lease and purchase options will be amortized over the life of the lease once obtained, or capitalized into the land if purchased. If no lease or land is obtained, the Options cost will be expensed.

Office Lease

The Company holds a ten-year lease for its corporate headquarters located in Houston, Texas as well as a five-year lease for an office located in London, United Kingdom. Rent expense of $598 thousand was recognized in general and administrative expenses within the Consolidated Statement of Operations for the twelve months ended December 31, 2016. The leases are accounted for as operating leases, with rental payments accounted for using the straight-line method. Where payments exceed or are less than the amount of rent expense recognized, prepaid rent or deferred rent payable, respectively, is recognized on the Consolidated Balance Sheet.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 6 — TRANSACTIONS WITH RELATED PARTIES

Tellurian Investments had the following outstanding accounts receivable and accounts payable to related parties (in thousands):

December 31, 2016
Accounts receivable due from related parties:
Employee	$1,316
Parallax Energy	17

Total accounts receivable due from related parties	$1,333

Accounts payable due to related parties:
Parallax Enterprises	$297
Parallax Energy	26

Total accounts payable due to related parties	$323

Employee Accounts Receivable

In 2016, Tellurian Investments recognized a liability related to U.S. federal income tax withholdings on issued share-based compensation. Tellurian Investments entered into agreements with the employees that received share-based compensation to receive payment via wage withholdings if the tax liability is not settled by the employee and recognized receivables due from related parties.

Other Accounts Receivable or Payable with Related Parties

Parallax Energy and its subsidiaries are wholly owned entities of Mr. Martin Houston, a shareholder, and Vice Chairman of Tellurian Investments. During 2016, Tellurian Investments, as a result of the acquisition of Parallax Services in April 2016, had ongoing agreements with Parallax Energy and its subsidiaries to provide certain general administrative and consulting services for a term of one year with automatic yearly extensions (collectively the “Service Agreements”).

Pursuant to the Service Agreements, Tellurian Services was compensated by each entity for its respective services with a fee equal to $25 thousand, paid annually. The total income recorded under the Service Agreements for the twelve months ended December 31, 2016 was approximately $12 thousand, recorded within other income, net in in the Consolidated Statement of Operations. Any balance remaining for activity conducted under the Service Agreements is included in accounts receivable due from related parties and accounts payable due to related parties on the Consolidated Balance Sheet.

The outstanding balance as of December 31, 2016, in accounts payable due to related parties is primarily related to Parallax Enterprises and its subsidiaries for activity prior to the acquisition of Parallax Services and was recognized in connection with the acquisition. Parallax Enterprises is partially owned by Mr. Houston and Mr. Christopher Daniels, an officer of Tellurian Investments. The amount is due currently; however, payment will occur when certain legal contingencies relative to Parallax Enterprises are settled. See “Note 8, Commitments and Contingencies.”

Non-current Note Receivable Due from Related Party

Prior to the acquisition, Parallax Services issued an interest-free $251 thousand note receivable to Mr. Houston, a 50% member of Parallax Services. The note was used to provide the collateral required to secure a personal $500 thousand line of credit as part of a covenant related to the office lease.

Other

During 2016, the Company incurred $629 thousand in legal fees to a law firm for advice associated with the Bonini-Kettlety Lawsuit discussed in Note 8, Commitments and Contingencies. A member of our Board of Directors is also a partner at the law firm representing the Company. Additionally, the Company incurred $1 million in fees associated with the private placements of our equity discussed in Note 13, Stockholders’ Equity. A member of our Board of Directors during that time is also a managing partner at the firm conducting the placements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 7 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following (in thousands):

December 31, 2016
Land	$9,491
Buildings	549
Leasehold improvements	602
Computer, office equipment and fixtures	420
Accumulated depreciation	(69)

Total property plant and equipment, net	$10,993

In March 2016, Tellurian Investments, through its wholly owned subsidiary Driftwood LNG, purchased certain tracts of land and buildings in Calcasieu Parish, Louisiana in exchange for $10 million in consideration. The purchase price was allocated between land and buildings based upon their relative fair values at the date of acquisition. Fair value was determined based on a replacement cost approach which contemplates the cost to construct improvements with equivalent utility to the subject, using modern materials and current standards, design, and layout. Estimates of replacement cost for the purpose of developing a market value opinion include three components: direct costs, indirect costs and entrepreneurial profit. In making estimates of fair value, the Company used published results of an appraisal report provided by third-party valuation experts. The Company has determined that such fair value measures are classified as Level 3 of the fair value hierarchy. The allocation between land and buildings was $9.5 million and $0.5 million, respectively.

Property, plant and equipment is depreciated using the straight-line depreciation method. Depreciation expense of $69 thousand for the twelve months ended December 31, 2016, is recorded within development expenses on the Consolidated Statement of Operations. The estimated useful lives of the assets within property, plant and equipment are between 3 and 30 years, as follows:

•	Buildings — 30 years

•	Leasehold improvements — 10 years

•	Computer and office equipment — 3-5 years

•	Furniture and fixtures — 5-15 years

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Contractual Commitments

The Company’s contractual obligations pertain to land and office leases, and various sponsorship and subscription agreements. Future non-cancelable commitments related to these obligations as of December 31, 2016 are presented below (in thousands):

	2017	2018	2019	2020	2021	Thereafter	Total
Office lease	$874	$1,787	$1,739	$1,610	$1,630	$7,293	$14,933
Land lease and options	1,316	1,316	1,554	600	—	—	4,786
Other	773	561	168	168	44	—	1,714

Total contractual commitments	$2,963	$3,664	$3,461	$2,378	$1,674	$7,293	$21,433

Other

Tellurian Investments has various sponsorship commitments in Europe and Asia in 2017 and 2018 and subscription agreements with various industry trade publications and commercial services to provide general market intelligence and commodity price data.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Legal Matters

Bonini-Kettlety Lawsuit

On May 23, 2016, Simon Bonini and Paul Kettlety (“Bonini and Kettlety”) filed a lawsuit against Tellurian Investments and Tellurian Services, along with each of Messrs. Houston and Daniels and certain entities in which each of Messrs. Houston and Daniels own membership interests, as applicable, in the District Court of Harris County, Texas, alleging among other things, breach of contract, promissory estoppel, quantum meruit, fraud/fraudulent concealment, negligent misrepresentation, breach of fiduciary duty, usurpation/diversion of corporate opportunity, conversion, civil conspiracy and implied partnership.

Bonini and Kettlety allege that there was a binding agreement between Bonini and Kettlety and Messrs. Houston and Daniels to sell an interest in Parallax Enterprises to Bonini and Kettlety and that the ultimate proposed ownership of Parallax Enterprises which was agreed to by Messrs. Houston, Daniels and two other members of Parallax Enterprises did not reflect the parties’ agreement. Bonini and Kettlety allege that their agreed upon ownership in Parallax Enterprises (14.3% each) exceeded what was ultimately offered to them (9.9% each) and that the ultimate proposal subjected them to certain management, ownership and redemption terms to which they had not agreed. Bonini and Kettlety are seeking damages in excess of $168 million.

Although Tellurian Investments believes the claims of Bonini and Kettlety are without merit, and Tellurian Investments intends to engage in a vigorous defense of this litigation, Tellurian Investments may not ultimately be successful, and any potential liability Tellurian Investments may incur is not reasonably estimable. Even if Tellurian Investments is successful, however, in the defense of this litigation, Tellurian Investments could incur costs, and suffer both an economic loss and an adverse impact to its reputation, which could have a material adverse effect on Tellurian Investments’ business.

Contingency Loss

Certain employees received non-cash compensation in the form of shares for services during 2016, the value of which compensation is not certain for the purpose of determining taxable wages. Tellurian Investments has accrued $2.6 million as wage withholding for these matters and believes the estimated liability is adequate to cover the ultimate resolution.

NOTE 9 — ACCOUNTS PAYABLE AND ACCRUED LIABILITITES

The components of accounts payable and accrued liabilities consist of the following (in thousands):

December 31, 2016
Engineering, procurement and construction	$12,549
Legal and accounting services	2,323
Payroll and compensation	6,311
Contingency loss	2,560
Other	660

Total accounts payable and accrued liabilities	$24,403

Engineering, Procurement and Construction

In February 2016, Tellurian Investments engaged Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) to complete front-end engineering and design (“FEED”) for the Driftwood LNG Project, and in June 2016, Tellurian Investments engaged Bechtel to complete FEED work for the Driftwood Pipeline Project. Accounts payable and accrued liabilities related to engineering, procurement and construction costs relate primarily to our contracts for FEED services with Bechtel as well as subcontractors working on the project.

Payroll and Compensation Costs

Accrued payroll and compensation costs relate primarily to bonuses and accrued vacation amounts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 10 — SHARE-BASED COMPENSATION

Tellurian Investments has granted stock and restricted stock to employees under the Tellurian Investments Inc. 2016 Omnibus Incentive Plan, as amended (the “Omnibus Plan”). The Omnibus Plan provides for a variety of stock-based and performance-based awards deemed by the Board of Directors or a committee appointed thereby to be consistent with the purpose of the Omnibus Plan. Types of awards under the Omnibus Plan may include stock options, restricted stock, phantom stock, vested stock, and other stock-based awards to employees, contract service providers, and outside directors.

The maximum number of shares of Tellurian Investments common stock issuable under the Omnibus Plan was 30,000,000 shares. As discussed in “Note 15, Subsequent Events,” the amount of additional shares issuable under the Omnibus Plan was temporarily limited by the terms of the Merger Agreement. As of December 31, 2016, including the Merger Agreement limitation, there were 18,997,000 shares remaining available for issuance. Subject to the terms of applicable award agreements, the Omnibus Plan provided for certain methods of vesting and replacement of awards in the event of a change in control, voting and participation in dividends, and restrictions on the transferability of awards, and required the forfeiture of the awards for termination of continuous service.

For the twelve months ended December 31, 2016, Tellurian Investments recognized stock-based compensation expense related to restricted stock amortization, unrestricted stock and share-based compensation awards of $24.5 million. The estimated fair value of all share-based compensation granted in the twelve months ended December 31, 2016 is between $2.00 and $3.91 per share.

Through May 2016, Tellurian Investments determined the fair value of stock compensation using the price paid for private placements of stock. Accordingly, we classified this fair-value measurement as a Level 2 input. Beginning in June 2016, the fair value of stock-based compensation was determined through the use of a model which utilizes certain observable inputs such as the price of Magellan common stock at various points in time as well as unobservable inputs related to the weighted probabilities of certain Merger-related scenarios at each valuation date. As a private company at the time of issuance, the model includes a discount for the lack of marketability of Tellurian Investments common stock as determined through the use of commonly accepted methods. We have therefore classified the fair value measurements used for share-based compensation as Level 3 inputs.

Stock Compensation Granted Under the Omnibus Plan

As of December 31, 2016, 8,848,000 restricted shares and 2,155,000 shares of unrestricted common stock had been granted and issued under the Omnibus Plan. Share-based compensation expense of $6.5 million related to the unrestricted common stock granted under the Omnibus Plan was recognized during the twelve months ended December 31, 2016. Certain restricted stock awards vest upon either FID (the “FID Awards”) or the successful closing of the Merger (the “Merger Awards”). As of December 31, 2016, Tellurian Investments does not believe FID is considered probable of occurring at this time and therefore has not recorded share-based compensation expense related to those restricted stock awards. The weighted average grant date fair value per share and the total grant date fair value of the FID Awards granted during 2016 were $3.52 per share and $31.1 million, respectively. As of December 31, 2016, Tellurian Investments views the closing of the Merger as probable and has recorded share-based compensation expense of $0.3 million related to the Merger Awards. The grant date fair value per share and the total grant date fair value of the Merger Awards granted during 2016 were $3.91 per share and $0.4 million, respectively.

The restrictions on the FID Awards will expire upon the affirmative FID (as described below); provided, however, such restrictions will expire on such date only if:

•	the employee maintains continuous service from the date of the grant through the applicable vesting date; or

•	the employee’s continuous service is terminated by Tellurian Investments without cause or by the employee for good reason and in either event FID occurs within five years after such termination.

For purposes of the FID Awards, FID means a decision by Tellurian Inc.’s Board of Directors to move forward with a project, the project site and construction thereon, following (i) determination by Tellurian Investments that such site has met the appropriate suitability criteria, (ii) Tellurian Investments securing a long-term option on such site, (iii) Tellurian Investments securing financing deemed sufficient by Tellurian Inc.’s Board of Directors, and (iv) the completion of the front-end engineering and design process.

Stock Compensation Granted Outside the Omnibus Plan

In March 2016, Tellurian Investments’ Board of Directors granted a total of 1,750,000 shares of vested stock to various employees. The vested stock was granted prior to the existence of the Omnibus Plan. The estimated fair value of these awards on the grant date was determined to be $2.00 per share.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

In April 2016, Tellurian Investments’ Board of Directors approved 1,050,000 shares to be purchased at a discount by two executive officers as a form of compensation. The difference between the purchase price of $0.50 and the estimated fair value is recorded as compensation to the officers. The estimated fair value of these awards on the grant date was determined to be $2.00 per share.

In August 2016, Tellurian Investments’ Board of Directors approved 4,500,000 shares to be purchased at a discount by an executive officer as a form of compensation. The difference between the purchase price of $2.00 and the estimated fair value is recorded as compensation to the officer. The estimated fair value of this award on the grant date was determined to be $3.50 per share.

In September 2016, Tellurian Investments’ Board of Directors approved 2,000,000 shares to be purchased at a discount by two executive officers as a form of compensation. The difference between the purchase price of $0.50 and the estimated fair value is recorded as compensation to the officers. The estimated fair value of these awards on the grant date was determined to be $3.45 per share.

NOTE 11 — EMPLOYEE BENEFITS

The Company has a defined contribution plan (the “401(k) Plan”) which allows eligible employees to contribute up to 90% of their compensation up to the Internal Revenue Service (“IRS”) maximum. The Company matches each employee’s salary deferrals at 100% of the first 6% of employee contributions and may make additional contributions at its discretion. Employees are immediately vested in the contributions made by us. The Company’s contributions to the 401(k) Plan were $159 thousand for the twelve months ended December 31, 2016. The Company has made no discretionary contributions to the 401(k) Plan to date.

NOTE 12 — INCOME TAXES

The sources of loss from operations before income taxes for the twelve months ended December 31, 2016 were as follows (in thousands):

Year Ended December 31, 2016
Domestic	$(95,739)
Foreign	(1,082)

Total loss before income taxes	$(96,821)

The differences between income taxes expected at the U.S. federal statutory income tax rate of 35% and the reported income tax benefit are summarized as follows (in thousands):

Year Ended December 31, 2016
Income tax benefit at federal statutory rate	$(33,887)
Share-based compensation	5,911
Increase in valuation allowance	26,398
Other	1,412

Income tax benefit	$(166)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

The provision for income tax benefit consisted of the following (in thousands):

Year Ended December 31, 2016
Current:
Federal	$—
State	4

Total current	4

Deferred:
Federal	(170)
State	—

Total deferred	(170)

Total income tax benefit (provision)	$(166)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.

Significant components of deferred tax assets and liabilities are comprised of the following (in thousands):

Year Ended December 31, 2016
Deferred tax assets
Capitalized engineering costs	$11,749
Capitalized start-up costs	7,489
Compensation and benefits	2,052
Net operating losses - federal	4,230
Other, net	878

Deferred tax assets, net	26,398
Less valuation allowance	(26,398)

Deferred tax assets, net of valuation allowance	$—

Deferred income tax assets and liabilities resulted principally from capitalized engineering costs, capitalized start-up costs, property, plant and equipment and compensation and benefits accruals. Deferred tax assets and deferred tax liabilities are classified as non-current on the Consolidated Balance Sheet.

At December 31, 2016, we had federal net operating loss (“NOL”) carryforwards of approximately $12.1 million. These NOL carryforwards will expire in 2036.

We reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. As we have not yet begun generating revenues or reached FID, the Company has established a full valuation allowance of $26.4 million in the period ended December 31, 2016, against its net deferred tax assets in excess of the deferred tax liabilities.

The Company is subject to income taxes in the U.S. federal and various state jurisdictions and the United Kingdom. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

positions will be sustained on examination by taxing authorities, based on the technical merits of the positions. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Interest and penalties on uncertain tax positions, if any, are recognized in income tax expense in the period in which they occur. The federal, foreign and state tax returns for 2016 remain open for all purposes of examination by the IRS and other taxing authorities. As of December 31, 2016, the Company had no unrecognized tax benefits related to uncertain tax positions.

NOTE 13 — STOCKHOLDERS’ EQUITY

Overview

Stockholders’ equity at December 31, 2016 resulted from various private placements of Tellurian Investments common and preferred stock, restricted stock awards, and discounted purchases by employees (see also “Note 10, Share-Based Compensation”). During the year ended December 31, 2016, proceeds of $59 million and $25 million were received in private placements of common stock and preferred stock, respectively. Equity offering costs of $1.8 million were incurred and are included within additional paid-in capital on the Consolidated Balance Sheet. There are no current outstanding equity commitments of the stockholders.

Tellurian Investments Preferred Shares

On November 23, 2016, Tellurian Investments entered into a preferred stock purchase agreement (the “Preferred SPA”) with GE Oil & Gas, Inc., a Delaware corporation and subsidiary of General Electric Company (“GE”), pursuant to which GE purchased 5,467,851 shares of Tellurian Investments Series A convertible preferred stock (the “Tellurian Investments Preferred Shares”) for an aggregate purchase price of $25 million.

In connection with the Preferred SPA, Tellurian Investments amended and restated its certificate of incorporation (as amended and restated, the “Tellurian Investments Charter”) and Magellan agreed to adopt, upon the closing of the Merger, a certificate of designations of Series B convertible preferred stock (the “Magellan Certificate of Designations”), each of which designate the Tellurian Investments Preferred Shares and the rights, preferences, privileges, and limitations thereof. The Tellurian Investments Preferred Shares remained outstanding as preferred stock of the surviving corporation in the Merger, which became a subsidiary of Magellan on February 10, 2017. After the Merger, Magellan Petroleum Corporation was renamed Tellurian Inc. Pursuant to the Tellurian Investments Charter and Magellan Certificate of Designations, upon completion of the Merger, each Tellurian Investments Preferred Share became convertible or exchangeable at any time into either (i) one share of Tellurian Inc. common stock or (ii) one share of a new class of Tellurian Inc. Series B convertible preferred stock, which has terms substantially similar to those of the Tellurian Investments Preferred Shares as summarized below (each, a “Tellurian Inc. Preferred Share”). Together, the Tellurian Investments Preferred Shares and the Tellurian Inc. Preferred Shares are referred to as the “Preferred Shares.”

The general terms of the Preferred Shares are as follows:

•	Voting Rights. Holders of the Preferred Shares are generally entitled to one vote for each Preferred Share held by them, except that GE was not entitled to vote on the approval of the Merger or any other matter directly related to the Merger.

•	Optional and Mandatory Conversion before the Merger. Each Tellurian Investments Preferred Share was convertible into Tellurian Investments common stock at a ratio of 0.76923 shares of Tellurian Investments common stock per Tellurian Investments Preferred Share in certain circumstances if the Merger was not completed. In addition, if the Merger was not consummated, each Tellurian Investments Preferred Share was mandatorily convertible into Tellurian Investments common stock on the sixth anniversary of the issuance at a ratio of 0.76923 shares of Tellurian Investments common stock per Tellurian Investments Preferred Share.

•	Exchange after the Merger. Following the Merger, holders of the Tellurian Investments Preferred Shares may exchange all (but not less than all) of such shares for shares of Tellurian Inc. common stock on a one-for-one basis. Alternatively, following the Merger, holders of the Tellurian Investments Preferred Shares may exchange all (but not less than all) of such shares for Tellurian Inc. Series B convertible preferred stock on a one-for-one basis, and those shares may be subsequently converted into Tellurian Inc. common stock on the same basis.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

•	Mandatory Conversion after the Merger. If the holders of the Tellurian Investments Preferred Shares (or, following an exchange, holders of the Tellurian Inc. Preferred Shares) have not converted such shares for Tellurian Inc. common stock on or before November 23, 2022, such shares will automatically be converted into Tellurian Inc. common stock on a one-for-one basis. Each conversion ratio is subject to customary anti-dilution adjustments.

•	Dividends. The Preferred Shares do not have dividend rights.

•	Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of Tellurian Investments or Tellurian Inc., as applicable, after payment or provision for payment of the debts and other liabilities of the relevant company, holders of the Preferred Shares will be entitled to receive an amount in cash equal to $4.57218 for each Preferred Share held by it before any distribution is made to holders of shares of Tellurian Inc. common stock.

•	Other. In connection with the Preferred SPA, Tellurian Investments and Magellan also agreed (i) to provide GE, as holder of the Preferred Shares, with certain registration rights relating to the Tellurian Inc. common stock GE may receive upon conversion or exchange of Preferred Shares and (ii) that Tellurian Investments or Tellurian Inc., as applicable, will consider purchasing certain equipment from GE for use in the development of the Driftwood LNG Project.

Also on November 23, 2016, Magellan and GE entered into a Guaranty and Support Agreement pursuant to which Tellurian Inc., contingent on the closing of the Merger, guaranteed to GE the performance of all of the obligations of Tellurian Investments in connection with the Preferred SPA (the “GE Guaranty and Support Agreement”) including with respect to registration rights as noted above.

Embedded Derivative

The Tellurian Investments Preferred Shares may be exchanged for preferred or common shares of Magellan (or Tellurian Inc. after the Merger) which must be bifurcated from the contract and valued as an embedded derivative. The Company allocated proceeds from the issuance of the Tellurian Investments Preferred Shares to the embedded derivative, with the remainder of the proceeds allocated to the Tellurian Investments Preferred Shares in equity. This value represents the value of the holders’ ability to exchange the instrument into shares of Tellurian Inc. after the Merger.

The fair value of the embedded derivative is determined through the use of a model which utilizes certain observable inputs such as the price of Magellan common stock at various points in time and the volatility of Magellan common stock over an assumed one-year holding period, as well as unobservable inputs related to the weighted probabilities of certain Merger-related scenarios at each valuation date. As Tellurian Investments was a private company at the time of issuance, the model includes a discount for the lack of marketability determined through the use of commonly accepted methods. We have therefore classified the fair value measurements of this embedded derivative as Level 3 inputs, and changes in the unobservable inputs may materially impact the fair value measurement in future periods.

The Company has marked this derivative feature to market as of December 31, 2016, with changes included in the Consolidated Statement of Operations as follows (in thousands):

Initial fair value	$5,445
Loss on exchange feature	3,308

Ending fair value	$8,753

NOTE 14 — EARNINGS PER COMMON SHARE

The following table summarizes the computation of basic and diluted loss per share (in thousands, except per-share amounts):

Year Ended December 31, 2016
Net loss attributable to common stockholders	$(96,655)

Basic weighted average common shares outstanding	73,689

Loss per share:
Basic and diluted	$(1.31)

Basic loss per share is based upon the weighted average number of shares of common stock outstanding during the period. Diluted loss per share would include the effect of unvested restricted stock awards and the Tellurian Investments Preferred Shares; however, such items were not considered in the calculation of the diluted weighted average common shares outstanding since they would be anti-dilutive. Potentially dilutive securities excluded from the calculation of diluted shares outstanding for the year ended December 31, 2016, are as follows:

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

Unvested restricted shares	8,848
Common shares issuable upon conversion of Tellurian Investments Preferred Shares	4,206

Total	13,054

NOTE 15 — SUBSEQUENT EVENTS

Closing of the TOTAL Stock Purchase Agreement

On December 19, 2016, Tellurian Investments entered into a common stock purchase agreement (the “Common SPA”) with TOTAL pursuant to which TOTAL agreed to purchase 35.4 million shares of Tellurian Investments common stock for an aggregate purchase price of $207 million. In connection with the Common SPA, Tellurian Investments, Magellan, and Merger Sub entered into a second amendment to the Merger Agreement (the “TOTAL Merger Agreement Amendment”). Among other things, the TOTAL Merger Agreement Amendment (i) permitted Tellurian Investments to enter into the Common SPA and issue the Tellurian Investments common stock to TOTAL, (ii) increased the temporary restriction under the Merger Agreement of the maximum number of shares of Tellurian Investments common stock (or its equivalent) issuable to current and prospective employees of the Company under the Omnibus Plan between August 2, 2016 and the closing of the Merger from 10,000,000 to 13,000,000, (iii) provided for the appointment of one board designee of TOTAL to the Board of Directors of Tellurian Inc. effective upon the closing of the Merger, and (iv) extended the “Outside Date” (as defined in the Merger Agreement) from January 31, 2017 to February 28, 2017.

On January 3, 2017, at the closing of the Common SPA, (i) Magellan and TOTAL entered into a guaranty and support agreement, pursuant to which Magellan (or Tellurian Inc. after the Merger), contingent on the closing of the Merger, guaranteed to TOTAL the performance of all of the obligations of Tellurian Investments in connection with the Common SPA (the “TOTAL Guaranty and Support Agreement”); and (ii) Tellurian Investments and TOTAL entered into a preemptive rights agreement, pursuant to which TOTAL was granted a right to purchase its pro-rata portion of any new equity securities that Tellurian Investments may issue to a third party on the same terms and conditions as such equity securities are offered and sold to such party, subject to certain excepted offerings.

Completion of the Merger with Magellan

On August 2, 2016, Tellurian Investments, Magellan, and Merger Sub entered into a Merger Agreement. Pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of Tellurian Investments was to be exchanged for 1.300 shares of common stock, par value $0.010 per share, of Magellan, and Merger Sub was to merge with and into Tellurian Investments , with Tellurian Investments continuing as the surviving corporation and a direct subsidiary of Magellan. The Merger was completed on February 10, 2017, and, concurrent with the Merger, Magellan Petroleum Corporation was renamed Tellurian Inc. Immediately following the Merger, the pre-Merger shareholders of Tellurian Investments held or had the right to receive approximately 96.3% of the outstanding Tellurian Inc. common stock. The Merger will be accounted for as a “reverse acquisition,” with Tellurian Investments presented as the acquirer for accounting purposes.

Prior to the Merger, Magellan was an independent oil and gas exploration and production company. Historically active internationally, Magellan also owned interests in the Horse Hill-1 well and related licenses in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia. Magellan conducted its operations through two wholly owned subsidiaries corresponding to the geographical areas in which it operated: Magellan Petroleum (UK) Limited and Magellan Petroleum Australia Pty Ltd.

In connection with the Merger and pursuant to a purchase and sale agreement (the “Magellan PSA”), Magellan issued 90,350 shares of common stock to the former owners of the membership interests in Nautilus Technical Group LLC and Eastern Rider LLC, including an entity controlled by J. Thomas Wilson, former CEO and director of Magellan (collectively, the “Sellers”). Pursuant to the Magellan PSA, Magellan had agreed to issue to the Sellers an aggregate of 90,350 shares of Magellan common stock in exchange for all rights of the Sellers to a contingent production payment of up to $5.0 million potentially payable by Magellan to the Sellers relating to production from a field formerly owned by Magellan.

TELLURIAN INVESTMENTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

In addition, in connection with the Merger, Magellan issued 409,800 shares of common stock to Petrie Partners Securities, LLC, Magellan’s financial advisor with respect to the Merger, as part of a fee payable by Magellan in connection with the completion of the Merger.

Upon the completion of the Merger, all Tellurian Investments Preferred Shares held by GE became convertible or exchangeable into either (i) one share of the common stock of Tellurian Inc. or (ii) one Tellurian Inc. Preferred Share, which has provisions substantially the same as a Tellurian Investments Preferred Share. The Tellurian Investments Preferred Shares represented 2.7% of the total outstanding shares (common and preferred) of Tellurian Investments immediately following the completion of the Merger.